United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Soliciting Materials under § 240.14a-12

ZOMEDICA CORP.
(Name of Registrant as Specified in Its Charter)

_________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Dear shareholders,

Today, I am reaching out to you directly to share some of my remarks from our conference call held January 17, 2024, about our upcoming Special Meeting and vote. The full replay of the call and the call transcript are available on our website at Events & Presentations | Zomedica Inc. and a complete copy of our proxy can be found at:

https://app.quotemedia.com/data/downloadFiling?webmasterId=102691&ref=317988284&type=PDF&symbol=ZOM&cdn=1ca2e7acd3f23d4c25b1429962f85fcd&companyName=Zomedica+Corp.&formType=DEF+14A&formDescription=Other+definitive+proxy+statements&dateFiled=2024-01-17

We are a fast growing, well capitalized company with strong future prospects. We have $100 million in cash and equivalents on the balance sheet and have announced that we expect full year revenue in the range of $31 to $35 million, an increase of approximately 40% at the high end of the range, over full year 2023 revenue of over $25 million.

We believe our strong operational profile characterized by rapid growth, solid capitalization and strong future prospects differentiates us from other companies undergoing reverse splits. We are in a position of strength and believe the proposed reverse split will be beneficial to the Company and its shareholders.

At the highest level, we believe a reverse split can remove barriers that are potentially excluding certain groups of both individual and institutional investors from considering the purchase of Zomedica shares. By adjusting our capital structure, through a reverse split, there are a number of potential positive downstream impacts that we can take advantage of.

Many institutional investors, investment funds, and brokerage firms are prohibited by policy from investing or trading stocks below certain price thresholds, such as $5.00 or $1.00 per share. We believe that a lower outstanding share count and a higher share price will increase the appeal of our shares for these individual and institutional investors, which in turn could increase ownership among investors with longer term investment horizons.

An increased share price could allow Zomedica to be included in stock indices, many of which have minimum price per share requirements to qualify for inclusion. Inclusion in popular indices, such as the various Russell indices, increases demand for shares and facilitates investment by institutional and individual investors who track these indices.

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A higher per share price could increase interest from the equity research analyst community, potentially expanding the coverage of Zomedica, which would also expand the pool of individual and institutional investors who are being exposed to the Zomedica story.

Another factor which influenced the timing of our decision to pursue a reverse split is ensuring compliance with the NYSE American exchange, which addresses the potential of being delisted. If we fail to comply with the listing requirements, the company would be delisted and will no longer be able to utilize the exchange to sell its shares. Instead, investors would only be able to buy and sell shares in the Over-The-Counter market, where typically there is reduced trading volume, fewer buyers and sellers, and fewer regulations and requirements, meaning buying or selling shares can involve higher risk.

In fact, if we are forced on to the OTC market, we are further limiting the number of investors that can actually trade our stock, and worse yet, many current institutions that hold shares in Zomedica may be forced to sell those shares.

As it relates to regaining compliance with the NYSE exchange – we have received a number of questions from investors about what our plans for the reverse split would be if we regained compliance organically.

Given that our share price has been trading considerably lower than $0.20 recently and the number of trading days remaining before our Special Meeting date of February 28th to bring it into compliance, we believe it’s unlikely that we regain compliance organically.

We believe that a reverse split is ultimately to the benefit of our shareholders, and we believe this is the right move to create long-term value for all our shareholders that appropriately reflects our operational performance.

We encourage all shareholders to review all of the materials within the proxy and ask for you to vote FOR the proposal. The link to our proxy is available here: Zomedica Proxy

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REVERSE SPLIT Q&A

Zomedica is planning to complete a share consolidation also known as a reverse split. Let’s start with the rationale behind this move. Could you share some insight regarding how a reverse split could remove barriers that are potentially hindering Zomedica from being properly valued by the market?

Zomedica’s decision to undertake a reverse split is a strategic move aimed at addressing several market barriers that might be currently impeding the appropriate valuation of the company.

First, why now?

Let’s get the ball rolling with why we are doing this now.  When I joined Zomedica as its CEO we had a nearly a billion shares outstanding. Since then, I’ve talked about needing to do a reverse split for various reasons, but also that we would wait until we were cash flow positive and/or profitable.

This was because we know there are at least short-term risks of our share price dropping following a reverse split, so we elected to put it off until we felt we had the best possible chance of not seeing this happen. The benefits of a reverse split have always been there, but we were above the NYSE exchange threshold, so we had time.

As I discussed during our November earnings call, the recent notice of potential delisting from the NYSE changed the paradigm and compelled us to reevaluate the timing of the process. Because now, in addition to the many benefits to be realized by a reverse split by reducing our share count and elevating our share price, we add the very important benefit of regaining compliance with the requirements to stay listed on the NYSE American exchange, instead of being relegated to the OTC markets.

We believe the long term  benefits of regaining compliance and the reverse split more than outweigh any potential short term decrease in share price that may result from a reverse split. The unique financial and operational profile of Zomedica differentiates us from most companies who pursue a reverse split, and we believe the reverse split puts us in the best position possible to create value for shareholders.

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Let me break down the rationale behind this decision:

One of the primary reasons for pursuing a reverse split is to appeal to a broader investor base. Zomedica’s current share price potentially places it outside the investment criteria for many individuals, institutional investors, investment funds, and brokerage firms. A reverse split opens the doors to this segment of investors who previously could not consider entering the market to purchase Zomedica shares.

Another significant advantage is the potential inclusion in major stock indices. Indices like the Russell indices have minimum price requirements for a stock to be included. Being part of such indices is not just a mark of prestige but also practical, as it increases demand for the shares as many institutional investors track and invest in stocks that are part of these indices.

A higher per-share price also often attracts more attention from equity research analysts. Enhanced coverage by these analysts can lead to a broader awareness of Zomedica’s business model, growth potential, and value proposition. This, in turn, can expand our pool of individual and institutional investors who are aware of and interested in Zomedica’s story.

Overall, our focus is on creating long-term shareholder value that reflects our operational performance and future prospects. The reverse split is seen as a step towards realigning our stock’s market position to more accurately reflect the company’s intrinsic value and potential.

For the benefit of your shareholders, could you clarify how the reverse split specifically affects their investment value?

First, it’s crucial to note that a reverse split, in and of itself, does not directly change the total value of a shareholder’s investment in the company. The fundamental principle is that while the number of shares decreases, the price per share increases proportionally, leaving the overall market capitalization of the company unchanged.

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A simple way to illustrate this is through the metaphor of exchanging pennies for a quarter. If you have 25 pennies and you exchange them for a quarter, you only have one coin versus 25, but you still have 25 cents.

The primary impact is on the per-share price. With the reverse split, each share’s price will increase, making each share more valuable. For Zomedica, we are targeting an 80-1 reverse split ratio. So, if the closing price on the day of the split is 16 cents per share, post-reverse split the price would be 80 times 16 cents or $12.80 dollars per share. If you held 80 shares before the split, you’d now have 1 share versus 80, but at that moment you would still have $12.80 worth of shares.

While the intrinsic value of the investment remains the same immediately after the reverse split, the market’s perception of the stock and its trading dynamics may change.

A higher stock price can alter the perception of the company in the market, potentially attracting new individual and institutional investors and changing the trading dynamics. The goal of the reverse split is to position Zomedica favorably in the market, potentially leading to better valuation and performance, which would benefit shareholders in the long run.

Many investors are apprehensive about reverse splits. Can you talk about the post-split performance of companies similar to Zomedica?

Certainly, it’s understandable that investors often approach reverse splits with apprehension, as the performance of companies following such actions can vary significantly.

In our analysis of approximately 70 reverse splits conducted by companies within the $100 - $200 million market cap range, we observed that the average decline in stock price was less than 10%, and if you do a deeper dive calculation, it’s closer to 5% in the six-month period following the reverse split, with several examples of companies that have traded upwards post-reverse split.

There are also many examples of well capitalized companies that have strong future prospects, a group that we believe we fall squarely into, that drove positive share price performance following a reverse split.

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Importantly, we believe Zomedica doesn’t fit the typical profile of a company undertaking a reverse split. Many companies that resort to reverse splits do so from a position of financial weakness and distress, with many doing a reverse split simultaneously with, or to enable, a capital raise.

Zomedica is far from being in that position.

In fact, we are in a phase of significant revenue growth and commercial expansion, well-capitalized with over $100 million on the balance sheet, with strong future prospects.

While the apprehension surrounding reverse splits is understandable, Zomedica’s situation should be viewed in light of our unique position and growth prospects. This differentiates us from many other companies that have performed poorly post-reverse split.

Finally, looking beyond the reverse split, what are Zomedica’s primary goals and strategic initiatives for 2024, and how does the reverse split facilitate these objectives?

Our job is to build a strong company that supports ever increasing value for our shareholders. In the past several years we’ve built a strong foundation for growth, building revenue from $0 in 2020, to $4 million in 2021, to ~$19 million in 2022 and over $25 million in 2023. We’ve built the infrastructure for R&D and manufacturing while producing very strong margins. And we’ve got a bit more than $100 million dollars in liquidity to continue this momentum.

Looking beyond the reverse split, at Zomedica we’re firmly committed to continue growing our top line and reaching profitability in future quarters.

Specifically, we are focused on a set of ambitious goals and strategic initiatives for 2024.

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First, is to continue to expand our commercial capabilities, leveraging our expanding sales force.

Another is to leverage our expanded operational capabilities, including continuing investments in research and development to fuel new product development and further scaling and improving production to maintain high margins.

And as we’re pretty good at it, continuing to be opportunistically acquisitive to fuel additional revenue growth and potentially hastening reaching profitability.

Ultimately, all these initiatives are geared towards building long-term shareholder value. As we look back on the last two years, we note that for whatever reason, our share price has not benefited from successive quarters of rapidly rising revenues, outstanding margins, new product launches and strategic acquisitions.

By stabilizing and enhancing our stock’s market position through this reverse split, and then capitalizing on this improved position by continuing to advance our strategic initiatives, we aim to create a robust platform for sustainable growth and profitability that will be reflected in enhanced shareholder value over the long term.

 A complete copy of the proxy can be found at:

https://app.quotemedia.com/data/downloadFiling?webmasterId=102691&ref=317988284&type=PDF&symbol=ZOM&cdn=1ca2e7acd3f23d4c25b1429962f85fcd&companyName=Zomedica+Corp.&formType=DEF+14A&formDescription=Other+definitive+proxy+statements&dateFiled=2024-01-17

Zomedica encourages you to vote NOW for their upcoming Special Meeting. By voting FOR the proposal, you will provide support for Zomedica so it may regain compliance and stay listed on the NYSE, attract a broader range of investors, draw equity research analyst interest, and be considered for inclusion in stock indices. Your vote FOR our proposal will allow us to stay focused on growing the business towards profitability while helping pets and pet parents get the best care from their veterinarians.  A complete copy of the proxy can be found at:

https://app.quotemedia.com/data/downloadFiling?webmasterId=102691&ref=317988284&type=PDF&symbol=ZOM&cdn=1ca2e7acd3f23d4c25b1429962f85fcd&companyName=Zomedica+Corp.&formType=DEF+14A&formDescription=Other+definitive+proxy+statements&dateFiled=2024-01-17

Vote now

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